Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the previously filed Registration Statement on Form S-8 (File No. 333-161890), the previously filed Registration Statement on Form S-8 (File No. 333-164741), and the previously filed Registration Statement on Form S-3 (File No. 333-187198) of Xplore Technologies Corp. of our report dated June 14, 2017, relating to the consolidated financial statements of Xplore Technologies Corp. and subsidiaries for the two year period ended March 31, 2017, which report appears in this Annual Report on Form 10-K of Xplore Technologies Corp.

/s/ PMB Helin Donovan, LLP

Austin, TX
June 14, 2017